EXHIBIT 4.9
                          FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is effective ___________ (the "Effective Date"), by and between Assembly and Manufacturing Systems, Inc. ("AMS"), a California Corporation, which is a wholly owned subsidiary of SGI International ("SGI"), and ______________, an individual ("Employee").

In consideration of the mutual agreements and the promises herein contained, the parties hereto agree as follows:

1. Employment. AMS hereby employs Employee and Employee hereby accepts employment with AMS on the terms and conditions set forth in this Agreement.

2. Term of Agreement. This Agreement shall commence on the Effective
Date and Employee's employment shall continue until terminated, which may be done by either party for any reason, or no reason, with or without cause or advance notice. This Agreement shall govern the relationship between Employee and AMS until December 31, 2000, at which time this Agreement shall terminate.

3. Duties. Employee shall devote his full productive time to the duties assigned to him. "Full productive time" is hereby defined as that time reasonably necessary to perform his required duties in a timely manner, but not less than forty (40) hours per week, for fifty-two (52) weeks per year, less holidays, sick leave, and vacation time in accordance with the then-prevailing policies of AMS.

4. Compensation. In consideration of Employee's performing the duties described herein, AMS agrees to compensate employee as set forth in Exhibit A, attached hereto and incorporated herein, payable on a weekly basis. Employee shall also be covered by AMS's Group Medical Insurance, and such other group benefits granted to employees pursuant to the then prevailing policies of AMS.

Employee has received and shall also receive:

(a) As incentive compensation, such bonuses and benefits as AMS or SGI's Board of Directors, in its sole discretion, shall determine.

(b) As further incentive compensation, SGI Warrants in an amount to be decided in the sole discretion of SGI's Board of Directors.

(c) Reimbursement of reasonable business expenses incurred by Employee in accordance with AMS's policies.

5. Integration. This Agreement shall not be modified or amended, except by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Simi Valley, California.

Assembly and Manufacturing Systems, Inc.                Employee

By:----------------------------                         -------------------
Amir Khiabani, President